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                                                                    EXHIBIT 99.3


PRESS RELEASE

CONTACT:
Kevin Schwicardi
800/829-6551
D.F. King & Co., Inc.
55 Water Street
New York, New York 10005

FOR IMMEDIATE RELEASE

              COAST HOTELS AND CASINOS, INC. ANNOUNCES RESULTS AND
                       EXPIRATION OF CONSENT SOLICITATION

     LAS VEGAS, NEVADA -- March 8, 1999 -- Coast Hotels and Casinos, Inc. (the "Company"), a wholly owned subsidiary of Coast Resorts, Inc., announced today that, as of 5:00 p.m., New York City time on March 5, 1999 (the "Consent Time"), the consent solicitation relating to its 13% First Mortgage Notes due 2002 (the "Notes") had expired. As of such time, the Company had received tenders of Notes and related consents from holders of approximately 99% of the outstanding principal amount of Notes pursuant to the Offer to Purchase and Consent Solicitation dated February 19, 1999. As a result, the Company has received the necessary approval of the holders of the Notes to the proposed amendments to the indenture under which the Notes were issued.

     The total consideration to be paid for each validly tendered note and properly delivered consent is based upon a fixed spread of 60 basis points over the yield to maturity on the applicable reference security (4-5/8% U.S. Treasury Note due December 31, 2000), as of 3:00 p.m. on the date that is two business days prior to the expiration date


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of the tender offer. The tender offer will expire at 5:00 p.m., New York City time, on Monday, March 22, 1999, unless extended by the Company. The total consideration for each $1,000 principal amount of outstanding Notes tendered with a related consent delivered prior to the Consent Time will include a consent payment of $20.00 per $1,000 principal amount of Notes.

     In connection with the consent solicitation, the Company intends to promptly execute a supplemental indenture providing for the proposed amendments to the indenture under which the Notes were issued and amend the related security documents, to be operative upon acceptance for payment of the Notes in the tender offer.

     For additional information, please contact any of: Morgan Stanley Dean Witter (at 877/445-0397) or NationsBanc Montgomery Securities LLC (collect at 704/388-4807, or toll free at 888/292-0070), the co-Dealer Managers for the tender offer, or D. F. King & Co., Inc., the Information Agent (banks and brokers, call collect, 212/425-1685; all others call toll free, 800/829-6551).

     Coast Hotels and Casinos, Inc., owns and operates three hotel-casinos in the Las Vegas area, The Orleans, the Gold Coast and the Barbary Coast.


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